[[DMS:6351127v6:05/10/2024--09:07 AM]] Pursuant to the Merger Agreement (as defined below), for so long as the definitive agreement constituting the amended and restated limited liability company agreement of Opco (as defined below) contemplated by Section 7.22(a)(i) of the Merger Agreement is not in effect, the Opco LLCA referred to in the Merger Agreement shall refer to the terms and conditions set forth on Exhibit C to the Merger Agreement. Accordingly, the term sheet set forth below is the Opco LLCA currently in effect. EXHIBIT C Term Sheet – Key Terms of Opco LLCA The terms in this term sheet (the “Term Sheet”) sets forth certain terms and conditions of the Opco LLCA to be entered into among Forward Air Corporation, a Tennessee corporation (“Parent”), Central States Logistics, Inc., a wholly-owned subsidiary of Parent classified as a corporation for tax purposes (“Holdco”), Clue Opco LLC, a Delaware limited liability company (“Opco”), and certain of the current shareholders of Omni Newco, LLC (the “Company”, and such holders, the “Omni Holders”) as described in the Merger Agreement (and subject to their delivery of an executed Letter of Transmittal pursuant to the terms of the Merger Agreement) pursuant to the Merger Agreement, dated August 10, 2023, by and among Parent, Opco, Holdco, the Company and the Designated Representative (as defined therein) and the other parties thereto (as amended, the “Merger Agreement”) to which this Term Sheet is attached. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement. Term Description 1. Capitalization:  At Closing, Opco will have the following classes of authorized units (collectively, the “Units”). The Units will represent 100% of the equity interests of Opco. The Units will be designated as follows: o Class A Units  Common units solely held by (1) Parent, issued pursuant to Section 7.18 of the Merger Agreement, and (2) Parent Merger Sub, issued pursuant to Section 2.05(a)(iv)(B) of the Merger Agreement  Number of Class A Units to equal at all times the number of shares of Parent Common Stock (see parity protections below)  Not exchangeable or convertible

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| | ○ <u>Class B Units</u><br>▪ Common units solely held as of Closing by the Omni Holders that held the Company in an "unblocked" form, including Management Holdings (and its successor Surviving Management Holdings) (collectively, the "<u>Rollover Holders</u>"), and to be issued pursuant to the Merger Agreement<br>▪ In order to provide holders of Class B Units with voting rights at Parent equivalent to the Parent Common Stock, each Class B Unit will be paired with a Parent Series B Preferred Unit to be issued pursuant to the Merger Agreement. Each Parent Series B Preferred Unit will be non-economic but will vote with Parent Common Stock and have one vote per unit<br>▪ Each Class B Unit, together with one Parent Series B Preferred Unit, will be exchangeable, from time to time at the election of a Rollover Holder, for, at the option of Holdco, (1) one share of Parent Common Stock or (2) cash paid from Holdco equal to the 5 trading day VWAP of a share of Parent Common Stock (the "<u>Common Stock Trading Price</u>")<br>○ <u>Series C-1 Preferred Units</u><br>▪ Economic equivalent of Parent Series C Preferred Units (including with respect to liquidation preference and preferred return), which is required to ensure the liquidation preference and preferred return on the Parent Series C Preferred Units will dilute all shareholders of Parent and all unitholders of Opco (including holders of Class B Units and Series C-2 Preferred Units) *pro rata*<br>▪ Solely held by Parent Merger Sub, issued pursuant to Section 2.05(a)(iv)(B) of the Merger Agreement<br>▪ Number of Series C-1 Preferred Units to equal at all times the number of Parent Series C Preferred Units (see parity protections below)<br>▪ After the Conversion Approval, Series C-1 Preferred Units will automatically convert to Class A Units on a one-for-one basis (as increased by any accrued and unpaid dividends of such Series C-1 Preferred Units)<br>○ <u>Series C-2 Preferred Units</u><br>▪ Series C-2 Preferred Units to be economically equivalent to Series C-1 Preferred Units (and have an equivalent liquidation preference, accrue equivalent preferred return on the same basis and have other applicable terms and conditions as Parent Series C Preferred Units) and will be issued to Rollover Holders pursuant to the terms of the Merger Agreement. Without limiting the foregoing, following an exercise of the call right on the Parent Series C Preferred Units, Holdco will immediately effect a purchase of all the Series C-2 Preferred |

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3 [[DMS:6351127v6:05/10/2024--09:07 AM]] Term Description Units at the same time, based on the same price and otherwise on the same terms as the Parent Series C Preferred Units  Solely held as of Closing by the Rollover Holders  Prior to the Conversion Approval, Series C-2 Preferred Units can be exchanged, at the election of a Rollover Holder, for the same number of Parent Series C Preferred Units, and such units shall have the same aggregate liquidation preference and dividend accrual (for the avoidance of doubt such Parent Series C Preferred Units shall have a deemed issuance date of the Closing Date such that there is no restart to the annual period for dividend accrual with respect thereto) as the Series C-2 Preferred Units being exchanged  Immediately after the Conversion Approval, Series C-2 Preferred Units will automatically convert to Class B Units on a one-for-one basis (as increased by any accrued and unpaid dividends of such Series C-2 Preferred Units) and Parent will issue the holder thereof a corresponding number of Parent Series B Preferred Units on a one-for-one basis for each such Class B Unit  In the event any such preferred return is paid in cash on Parent Series C Preferred Units (vs. increasing the Liquidation Preference thereof), the corresponding amount of preferred return on the Series C-2 Preferred Units shall likewise be paid in cash substantially simultaneous therewith  Capitalization of Opco immediately following (and given effect to) the Closing to be as determined pursuant to the Merger Agreement (as detailed above in this Term Sheet)  All distributions from Opco will be pro rata based on number of Units, subject to preferred return to Series C-1 Preferred Units and Series C-2 Preferred Units, including providing the Series C-1 Preferred Units and Series C-2 Preferred Units the same rights upon liquidation, dissolution and Reorganization (as defined in the Charter Amendment and Resolutions) as provided to the Parent Series C Preferred Units, mutatis mutandis  Parent shall have the right to cause Opco to issue additional Units of any class or series, including Class A Units and Class B Units, so long as, at all times Parent causes Parent and Opco to comply with the parity protections set forth below under Parity Protections 2. Exchange Rights:  To exercise the exchange right, a Rollover Holder will provide written notice to Holdco, indicating the quantity and type of Units it would like to exchange (an “Exchange Notice”)

4 [[DMS:6351127v6:05/10/2024--09:07 AM]] Term Description  Within 2 business days following receipt of an Exchange Notice, Holdco shall give written notice to the Rollover Holder of its decision of whether to have the exchange be for Parent Common Stock or Parent Series C Preferred Units, as applicable (a “Share Settlement”), or, with respect to any Class B Units being exchanged, cash (and if no such election is made within such time period, the exchange shall be deemed to be for a Share Settlement)  Except as described below, a Share Settlement will take place no more than 5 business days following delivery of the Exchange Notice and an exchange for cash will take place no more than 10 business days following delivery of the Exchange Notice  Notwithstanding the foregoing, a Rollover Holder may condition the exchange (and effectiveness thereof) on (1) the closing of a third-party purchase for the sale of the shares or units of Parent stock received in the exchange, (2) the closing of an announced merger, consolidation or other transaction where the shares or units of Parent stock would be exchanged or converted, and/or (3) the closing of an underwritten distribution of the shares or units  If Holdco indicates an Exchange Notice will result in Share Settlement (and not an exchange for cash), a Rollover Holder can retract or delay such Exchange Notice by giving written notice of such retraction (i) for any reason within 3 business days of delivery of an Exchange Notice or (ii) at any time prior to the closing of the exchange for customary events, including a registration statement ceasing to be effective, Parent failing to supplement any required prospectus, Parent exercising a contractual right to defer, delay or suspend the filing or effectiveness of a registration statement, receipt of material non-public information preventing distribution of shares or units to be received upon exchange, a stop order relating to the registration statement, a material disruption in the securities markets, an injunction or other governmental restraint, Parent or Holdco failing to comply with its written obligations with respect to the exchange or the shares or units to be received upon the exchange, or the exchange would occur 3 business days or less prior to, or during, a black-out period; however, a Rollover Holder cannot so revoke or delay under this clause (ii) if it has controlled or materially influenced any facts, circumstances or person in connection therewith in order to provide such Rollover Holder with a basis for such delay or revocation  The right to exchange Units will be (1) subject to any applicable lock-up period to which the Rollover Holder is subject, customary procedural requirements and, subject to exceptions for exchanging all of a Rollover Holder’s remaining Units, minimum exchange amounts of 30,000 Class B Units and (2) limited to no more than two exchange exercises per calendar quarter per holder (the “Exchange Limitations”)

5 [[DMS:6351127v6:05/10/2024--09:07 AM]] Term Description  In connection with an exchange, Parent shall contribute to Holdco the shares or units for the Share Settlement (or cash, in the event of a cash settlement) the exchanging Rollover Holder is entitled to receive in such exchange and, upon an exchange / purchase of Class B Units, Parent shall cancel a number of Parent Series B Preferred Units held by such Rollover Holder corresponding to the Class B Units exchanged or purchased. Further, upon an exchange of Class B Units or Series C-2 Preferred Units with Holdco, such exchanged Class B Units or Series C-2 Preferred Units, as applicable, shall automatically be converted into the same number of Class A Units or Series C-1 Preferred Units, respectively, to be held by Holdco following such exchange  The Parent Common Stock and, if delivered following the first anniversary of the Closing, Parent Series C Preferred Units delivered in an exchange shall be listed on Nasdaq, and to the extent a registration statement is effective and available for such shares or units, registered under the Securities Act  Except as otherwise addressed or permitted pursuant to the Parity Protections below (and for the avoidance of doubt, without duplication thereof), the exchange rate between Units of Opco and shares or units of Parent shall be equitably adjusted in the event of any stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange or other transaction at one of Opco or Parent that is not accompanied by a substantively identical transaction at the other, in each case to the extent necessary to maintain the economic equivalency in the value surrendered for exchange and the value received  In the event of a Change of Control (as defined as a “Strategic Transaction” in the Shareholders Agreement), Holdco may elect to require all (and not less than all) holders of Class B Units (together with the corresponding number of Parent Series B Preferred Units) and Series C-2 Preferred Units to exchange all such units, which exchange shall be conditioned on and effective immediately prior to the consummation of the Change of Control and shall be settled for the identical consideration that a holder of a share of Parent Common Stock (in the case of holders of Class B Units) and Parent Series C Preferred Units (in the case of Series C-2 Preferred Units) receives pursuant to the Change of Control 3. Parity Protections; Transfer Restrictions:  Parent (in its capacity as the manager of Opco) and Opco will be permitted and required to take any actions with respect to the Units required to maintain at all times a (1) one-to-one ratio between the number of Class A Units held by Parent and Holdco and the shares of Parent Common Stock, (2) one-to-one ratio between the number of Class B Units held by Rollover Holders and the number of Parent Series B Preferred Units and (3) one-to-one ratio between the number of Series C-1 Preferred Units held by Parent and Holdco and Parent Series C Preferred Units, subject to customary disregarded securities exceptions for purposes of

6 [[DMS:6351127v6:05/10/2024--09:07 AM]] Term Description calculating such ratio related to (a) unvested restricted stock issued pursuant to an equity plan (for so long as they remain unvested) and employee options (until exercised or otherwise net settled), (b) treasury shares, (c) non-economic voting shares and (d) certain shares of preferred stock or other securities convertible into shares of Parent Common Stock (until converted, exercised or otherwise settled)  The Opco LLCA will contain customary provisions to ensure such one-to-one ratio is maintained, including in the event of (1) issuances of new or additional shares or units of Opco or Parent, including, in the case of Parent, Parent Common Stock and Parent Series C Preferred Units (and will contain requirements that any proceeds of such issuances by Parent be contributed to Opco in exchange for substantially the same consideration issued by Parent (including any proceeds from securities convertible into shares of Parent Common Stock (such as provided in clause (d) above) to the extent attributable to the conversion of such securities into shares of Parent Common Stock) no later than the date on which such shares or units are issued), (2) redemption (which shall be effected on “back to back” basis for the same price and property) and (3) equity splits, equity dividends or combinations (or similar events), in each case, subject to certain customary exceptions related to instituting a shareholder rights plan and Parent equity plans and the awards thereunder (but shall apply to the issuance of shares or units of Parent not later than the time of the conversion, exercise or settlement of such rights) or as otherwise provided or permitted in these Parity Protections  Any additional Units of Opco issued in connection with maintaining the one-to-one ratio will have substantially the same rights to dividends and distributions (including upon liquidation) and other economic rights as the corresponding shares or units of Parent  In addition, Opco LLCA will contain customary provisions to ensure relative parity across classes of Units is maintained (e.g., an equity split, dividend, distribution, combination or similar event respecting one class of Units will be effected on like basis for each other class of Units) to ensure that in the event of any merger or “reclassification event” (as customarily defined) Rollover Holders would receive in any exchange the equivalent relative to other classes of Units of what they would have received prior to the merger or reclassification event, subject to adjustments permitted as provided in the next bullet for investment of excess Parent cash into Opco  Parent (or Holdco, as applicable) will have the right (but not the obligation) to reinvest any excess cash it receives from Opco or refunds with respect to taxes it is eligible to retain for additional Units of Opco based on 20 trading day VWAP of a share of Parent Common Stock, with either (i) a corresponding adjustment to the exchange ratio or (ii) stock split to Units or Parent Common Stock to ensure one-to-one parity

7 [[DMS:6351127v6:05/10/2024--09:07 AM]] Term Description  The Units will be subject to customary transfer restrictions, including restrictions on transfers (1) to persons other than Permitted Transferees (as defined in the Investor Rights Agreement), (2) that would adversely impact unit one-to-one parity, (3) that are not in accordance with the Shareholders Agreements and (4) that would result in the partnership being treated as a corporation under Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”) or that would materially increase the possibility of Opco becoming a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that (a) a pledge to or encumbrance by a bank or other institutional lender to secure a loan for borrowed money by a Rollover Member shall not constitute a transfer until the foreclosure thereof, (b) transfers in connection with the exchanges and conversions described above shall not be restricted and (c) transfers of the type permitted with respect to shares or units in Parent by the terms of the Investor Rights Agreement shall not be restricted in respect of Units, mutatis mutandis  For the avoidance of doubt, to facilitate the members of Surviving Management Holdings exercising their exchange rights, as provided in the Surviving Management Holdings LLCA, Surviving Management Holdings shall be entitled to distribute or transfer Class B Units or Series C-2 Preferred Units held by it to its members; provided that such Units are subject to an Exchange Notice and, and as a condition to such distribution or transfer, such Units are then exchanged by the recipient member of Surviving Management Holdings for Parent Common Stock or Parent Series C Preferred Units, as applicable (or cash in lieu thereof) substantially simultaneous therewith, pursuant to the exchange mechanics set forth above  The manager, with the consent of REP Omni Holdings, L.P. (not to be unreasonably withheld, conditioned or delayed), shall have the authority to cause mandatory exchanges with respect to members holding less than 0.3% of the Units in order to cause Opco to have no more than 100 “partners” if at any time (i) Opco has more 100 “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) and (ii) there are not binding agreements by and among members and Opco and/or its assignees to sell interests in a manner that will not cause Opco to be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code that would cause the Company to have 100 or fewer “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), upon the consummation of the transactions contemplated by such agreements (including, agreements to tender Units to Opco or one or more purchasers approved by the Opco); provided that, to the extent additional Units of Opco are issued after the Closing (other than to Parent, Holdco or a wholly-owned subsidiary of Parent), the Manager will cause mandatory exchanges with respect to such additional Units prior to causing mandatory exchanges with respect to any of the Units issued at Closing, unless it receives

8 [[DMS:6351127v6:05/10/2024--09:07 AM]] Term Description written consent of the Rollover Holders holding a majority of the Class B Units and Series C-2 Preferred Units (voting together on an as-converted basis as a single class) otherwise 4. Governance:  All Units will be non-voting unless otherwise required by law and for certain voting rights related to customary protective provisions, including approving certain amendments, affiliate transactions not at arms’ length and dissolution of the Opco  Parent will be appointed as the manager of Opco, with full power and authority to manage Opco and its business, including to effect asset dispositions, restructurings and business combinations, without approval of Opco’s unit holders (but subject to any required Parent shareholder approvals, any protective rights of other Unitholders as described herein and the Parity Protections described above). The manager will be subject to the same fiduciary duties to Opco and the members that a director of a Delaware corporation would be subject to with respect to the corporation and its shareholders; provided that the decision to exercise Parent/Holdco’s rights under “Exchange Rights” above and the “Termination Right” may be made by the manager in its sole discretion  The Parent and Holdco will conduct all business and activities through Opco and its subsidiaries, subject to customary exceptions related to being a public company and the reporting requirements related thereto and related to equity issuances and debt financing, so long as the proceeds of such issuances or financings are pushed down from Parent to Holdco to Opco as provided in the Parity Protections above  Parent, as the manager, with the consent of Rollover Holders holding a majority of the Class B Units and Series C-2 Preferred Units (voting together on an as-converted basis as a single class), can approve amendments to the Opco LLCA from time to time. Additionally, without the affirmative approval of the members holding a majority of the outstanding Units of the class or series so affected or the affirmative approval of the Person so affected, as applicable, Parent cannot approve any amendment that results in adverse changes in any material respect to (1) the rights, powers or duties of any holder of the Units (or any class or series thereof) in a manner disproportionate to any other holders of Units (or such same class or series thereof), (2) the amendment provisions of the Opco LLCA, (3) any provision expressly requiring the approval, consent or action of any Person so as to adversely affect such person or (4) certain other fundamental rights, including limitation on liability, distributions, indemnification, exchange rights, dissolution and permitted transfers

9 [[DMS:6351127v6:05/10/2024--09:07 AM]] Term Description  In addition, the holders of Series C-2 Units will be afforded the same adjustments mechanics, protections and consent rights as are afforded to the holders of Parent Series C Preferred Units with respect to Parent, mutatis mutandis 5. Tax Matters:  Opco will be treated as a partnership for U.S. tax purposes and will take no action that will cause it to be treated as a corporation for U.S. tax purposes and Opco will otherwise cause each “flow-through” subsidiary as of the Closing to remain a “flow-through” subsidiary following the Closing  Opco LLCA will include customary provisions governing the treatment of obligations of Opco relating to withholding taxes, composite tax returns, and elective or optional pass-through entity taxes  Opco will make quarterly tax distributions to the holders in an amount sufficient for all holders (or their beneficial owners, as applicable) to pay their taxes attributable to income allocable from Opco or the Company (or any of their Subsidiaries) for the applicable taxable period (including taking account of any adjustment thereto as a result of an audit or other proceeding involving a taxing authority or the filing of an amended tax return), assuming such holders are subject to the highest maximum combined marginal federal, state and local income tax rate applicable to an individual or corporate resident of New York City, New York and taking into account the character of the applicable income, items under Sections 704(c) and 743(b) of the Code, the deduction under Section 250 of the Code and any obligation of Parent or Holdco to make payments under the TRA. Such tax distributions will be on a pro rata basis (based on the number of Units held as of the date of the relevant tax distribution) for all holders and for pre-closing tax periods of the Company will, for the avoidance of doubt, take into account tax distributions made by the Company prior to the Closing Date. Tax distributions will not count as “advances” against future distributions under the Opco LLCA. Subject to the foregoing (including that all tax distributions will be pro rata), in no event will Opco be required to make post-closing tax distributions to Rollover Holders with respect to any pre-closing tax period of the Company or a Company Subsidiary in an aggregate amount in excess of $12.5 million  Opco (and each subsidiary of Opco classified as a partnership) will, and will cause each “flow-through” subsidiary to, have in effect an election under Section 754 of the Code for the tax year that includes the closing date and each subsequent tax year unless otherwise approved with the consent of the Rollover Holders holding a majority of the Class B Units and Series C-2 Preferred Units (voting together on an as- converted basis as a single class). Opco will use commercially reasonable efforts to (1) ensure that all indebtedness that for U.S. federal income tax purposes is treated as indebtedness of Opco or an applicable subsidiary of Opco are nonrecourse liabilities within the meaning of Treasury Regulations Section 1.752- 1(a)(2) (and will notify REP Omni Holdings, L.P. promptly if any such liabilities are not nonrecourse

10 [[DMS:6351127v6:05/10/2024--09:07 AM]] Term Description liabilities within the meaning of Treasury Regulations Section 1.752-1(a)(2)) and (2) structure any changes to Opco’s debt obligations, including debt prepayments, in a manner that minimizes the potential for gain recognized by a Rollover Member from a deemed distribution under Section 731 of the Code (including as a result of the application of Section 752(b) of the Code and the Treasury Regulations promulgated thereunder)  Parent will serve as partnership representative and, subject to the express covenants in the Merger Agreement for taxable periods ending on or before the Closing and straddle periods, will, except as otherwise provided herein, (1) control the preparation of all tax returns, and the conduct of all tax proceedings, for Opco and its subsidiaries, and (2) make all tax elections for Opco and its subsidiaries in its good faith discretion (other than the applicable Section 704(c) method, which will be the remedial method for 2021 and earlier taxable years and the traditional method (without curative allocations) for 2022 and subsequent taxable years, including for the avoidance of doubt in connection with allocations resulting from or attributable to the revaluation made in connection with the transaction, in each case unless mutually otherwise agreed by Parent and the Rollover Holders holding a majority of the Class B Units and Series C- 2 Preferred Units (voting together on an as-converted basis as a single class)  The partnership representative will use reasonable best efforts to notify REP Omni Holdings, L.P. in writing of the commencement of any audit or tax contest of Opco or any of its subsidiaries, with respect to a post- Closing tax period, the resolution of which would reasonably be expected to have a disproportionate and material adverse effect on the Rollover Holders (or their beneficial owners) within fifteen (15) days of it becoming aware of any such tax contest or audit. REP Omni Holdings, L.P. will be permitted, at their expense, to be present at, and participate in, any such tax contest or audit and the partnership representative shall consult with REP Omni Holdings, L.P. in good faith prior to any settlement of such tax contest or audit  Notwithstanding the foregoing, the Rollover Holders shall not be required to file amended income tax returns without the Rollover Holders’ prior written consent (not to be unreasonably withheld, conditioned or delayed)  Opco shall not change or make any material tax election that would have an adverse and disproportionate effect on the Rollover Holders relative to its other members without the REP Omni Holdings, L.P.’s prior written consent (not to be unreasonably withheld, conditioned or delayed)  Within one hundred eighty (180) days after the end of each taxable year of Opco, Opco shall use reasonable best efforts to prepare and send, or to cause to be prepared and sent, to each Rollover Holder copies of such information as may be reasonably required for applicable U.S. tax reporting purposes and such other tax

11 [[DMS:6351127v6:05/10/2024--09:07 AM]] Term Description information as a Rollover Holder may reasonably request. Upon the request of a Rollover Holder, Opco shall use reasonable best efforts to make available an estimate of taxable income of Opco allocated to such Rollover Holder for such taxable year within one hundred twenty (120) days following the end of the taxable year  All refunds with respect to income taxes for any pre-closing tax period of the Parent (or Holdco or any other member of a consolidated or similar tax group of which Parent is the common parent (a “Parent Group Member”)) after the Closing shall be retained by Parent (or other Parent Group Member, as applicable). All refunds received by Parent (or any Parent Group Member) after the closing that are attributable to taxes paid by Opco or any of its subsidiaries shall be promptly transferred to Opco for no consideration, and no additional Units shall be issued to Parent or its subsidiaries in respect of any such transfer; provided that, for the avoidance of doubt, the foregoing shall not apply with respect to any taxes paid by Parent (or any Parent Group Member) via tax distributions made by Opco. Such transfers shall not constitute capital contributions and shall have no effect on the capital accounts of any holder  Parent (or any Parent Group Member) will not cause Opco or any of its subsidiaries to pay any tax obligations (other than payments of permitted tax distributions and obligations relating to withholding taxes, composite tax returns, and elective or optional pass-through entity taxes in accordance with the Opco LLCA) of Parent (or any Parent Group Member)  Holdco will not, and Parent will cause Holdco not to, provide any services to Opco or its subsidiaries 6. Other Key Terms:  No Rollover Holder shall be required to make any additional capital contribution  “Fair Market Value” of an asset for purposes of the Opco LLCA (including in respect of distributions whether before or as part of liquidation) will mean the amount which would be received in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party (without liquidity or minority or similar discounts) and otherwise as customarily defined and shall be subject to an appraisal right of the Rollover Holders in the event of a dispute  At all times, Parent shall reserve and keep available out of its authorized but unissued shares or units (i) the number of shares or units, as applicable, of Parent Common Stock and Parent Series C Preferred Units as would be issuable upon exchange of all Units by all Rollover Holders (in all cases assuming both that the Conversion Approval occurs and that it does not occur) and (ii) the additional units of Parent Series B Preferred Units that would be issued in connection with the conversion of the Series C-2 Preferred Units to Class B Units as described above

12 [[DMS:6351127v6:05/10/2024--09:07 AM]] Term Description  All Class B Units, Parent Common Stock, Parent Series C Preferred Units and Parent Series B Preferred Units issued in connection with an exchange or conversion, as described herein, will, upon issuance, be validly issued, fully paid and non-assessable and free of Encumbrances (other than restrictions on the transfer of securities arising under federal and state securities Laws or as set forth in the Opco LLCA or the Shareholders Agreements, as applicable) and shall be exempted for purposes of Section 16(b) under the Exchange Act  Opco shall be the primary named insured under and pay for any insurance policy with respect to representations and warranties in the Merger Agreement, and Parent will assign or cause to be assigned to Opco all proceeds thereof not received by Opco without receiving any additional Units  Any Person having any rights under the Opco LLCA shall be entitled to seek to enforce such rights specifically (without posting a bond or other security), injunctions and other equitable remedies, without limiting other rights at law or equity, including the right to recover damages by reason of any breach and to exercise all other rights granted by law  Following the first date on which Rollover Holders own, on an aggregate basis, less than 5% of the Class A Units and Class B Units (treating the Series C-2 Preferred Units on an as-converted to Class B Unit basis) issued pursuant to the Merger Agreement, Parent will be entitled at its option to require all other holders of Units to exchange their respective Units for shares of Parent Common Stock or Parent Series C Preferred Units, as applicable (the “Termination Right”)